EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the Second Quarter and New Stock Repurchase Program

METAIRIE, La., July 30, 2010 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended June 30, 2010 was $603,000, or $0.15 per share (basic and diluted), an increase of $41,000 from the second quarter of 2009. Net interest income was $2.6 million for the respective quarters ended June 30, 2010 and 2009. For the six month period ended June 30, 2010, the Company reported net income of $1.2 million, or $0.29 per share (basic and diluted), compared to $1.3 million, or $0.27 per share (basic and diluted), for the six month period ended June 30, 2009. Net interest income was $5.2 million for the six months ended June 30, 2010, and $5.3 million for the six months ended June 30, 2009.

In addition, the Company announced that it has completed its previously announced eighth stock repurchase program, and it will initiate a ninth repurchase program to acquire up to 5%, or 210,406 shares, of its outstanding common stock. The shares may be purchased in the open market or privately negotiated transactions from time to time depending upon market conditions and other factors over the next six months.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "Approximately 100 days ago, the Deepwater Horizon oil spill began off the coast of Louisiana, resulting in arguably the country's worst environmental disaster. A thorough review of our loan portfolio indicates that the Bank has no direct exposure to companies operating in the energy or fishing industries, which have borne the immediate impact of this disaster. The long-term effects that this disaster may have on the tourism industry in the New Orleans metropolitan area remain uncertain and will be monitored over the next several quarters." LeBon added, "I am pleased to report that the Bank has recorded an eleventh consecutive quarter of loan growth, which is reflective of our commitment to provide capital to finance home ownership and business development in the greater New Orleans metropolitan area. It is our goal to build long-term shareholder value through diligent underwriting and persistent review of the loan portfolio, upholding asset quality, and building profitable core deposit relationships with our personal and business customers."

Total assets were $327.7 million at June 30, 2010, a decrease of $2.0 million from December 31, 2009. Cash and cash equivalents were $10.4 million and $4.7 million, respectively, at June 30, 2010 and December 31, 2009. Total investment securities were $40.6 million at June 30, 2010 and $39.8 million at December 31, 2009. During the six months ended June 30, 2010, total mortgage-backed securities decreased by $19.4 million, to $97.9 million. This decrease in the balance of our mortgage-backed securities was due to the receipt of scheduled principal reductions, in addition to accelerated prepayments of the underlying mortgage loans.  Net loans receivable were $170.1 million at June 30, 2010, an increase of $11.7 million, or 7.4%, from December 31, 2009. During the first six months of 2010, first mortgage loans secured by single family residences increased by $8.6 million, home equity loans and lines increased by $1.2 million, and non-residential real estate loans increased by $1.7 million.

Total deposits were $187.4 million at June 30, 2010, and $188.6 million at December 31, 2009. Total Federal Home Loan Bank advances and other borrowings were $69.3 million at June 30, 2010, an increase of $5.5 million from December 31, 2009. The increase in our total borrowings were in the form of Federal Home Loan Bank advances, with maturities ranging from five years to ten years, which will provide long-term funding for the growth in our loan portfolio.

Total shareholders' equity was $67.2 million at June 30, 2010, a decrease of $6.1 million from December 31, 2009. This decrease in shareholders' equity was primarily due to the Company's acquisition of an aggregate of 556,192 shares of its common stock during the first six months of 2010, at an aggregate cost of $8.2 million, pursuant to its publicly announced repurchase plan. The cost of the Company's repurchase program was partially offset by net income of $1.2 million, an increase in accumulated other comprehensive income of $212,000, and the release of 43,784 shares held by the Company's Recognition and Retention Plan Trust, with a cost basis of $552,000, which became vested and were released to participants during the first quarter of 2010.

Net interest income was $2.6 million for both the second quarter of 2010 and the second quarter of 2009.  Interest income was $4.1 million for the second quarter of 2010, a decrease of $121,000 from the second quarter of 2009. The average yield on our interest-earning assets was 5.08% during the second quarter of 2010, a decrease of 30 basis points compared to the second quarter of 2009. Interest income on loans increased by $523,000, to $2.6 million, during the second quarter of 2010 compared to the second quarter of 2009. This increase was due primarily to a $39.5 million increase in the average balance of our loans receivable, the effect of which was reduced by a 26 basis point decrease in the average yield of our loan portfolio. The average balance of our mortgage-backed securities decreased by $49.9 million during the second quarter of 2010 compared to the second quarter of 2009, contributing to a decrease in interest income on mortgage-backed securities of $706,000. Net interest income for the six months ended June 30, 2010 was $5.2 million, a decrease of $82,000 from the six months ended June 30, 2009. Interest income for the respective six month periods ended June 30, 2010 and 2009, was $8.2 million and $8.5 million. The average yield on our interest-earnings assets was 5.10% for the first six months of 2010, and 5.40% for the first six months of 2009. Interest income on loans receivable was $5.0 million and $3.9 million, respectively, for the six month periods ended June 30, 2010 and June 30, 2009. The average balance of our loans receivable was $164.1 million for the first six months of 2010, an increase of $42.7 million from the first six months of 2009. Interest income on mortgage-backed securities was $2.7 million for the first half of 2010, a decrease of $1.5 million from the first half of 2009. The average balance of our mortgage-backed securities during the first six months of 2010 was $107.9 million, which earned an average yield of 5.02% compared to an average balance of $159.8 million during the first six months of 2009, at an average yield of 5.26%. As stated earlier, the decline in the balance of our mortgage-backed securities, for both the three month and six month periods presented in this release, was due to accelerated prepayments of principal associated with the refinancing of the underlying mortgage loans.

Total interest expense was $1.5 million, with our interest-bearing liabilities having an average cost of 2.39% during the second quarter of 2010, compared to $1.6 million and an average cost of 2.77% for the second quarter of 2009. Average interest-bearing deposits were $178.3 million for the second quarter of 2010, an increase of $12.2 million from the second quarter of 2009. The average rate paid on interest-bearing deposits was 1.80% during the quarter ended June 30, 2010, a decrease of 47 basis points from the quarter ended June 30, 2009. Interest expense on borrowings was $675,000 and $649,000, respectively, for the three month periods ended June 30, 2010 and 2009.  The net interest rate spread between our interest-earning assets and our interest-bearing liabilities was 2.69% for second quarter of 2010, an increase of eight basis points from the second quarter of 2009. For the six month period ended June 30, 2010, total interest expense was $3.0 million, a decrease of $222,000 compared to the six month period ended June 30, 2009. The average interest rate paid on interest-bearing liabilities was 2.41% during the first half of 2010, a decrease of 36 basis points from the first half of 2009. The average interest rate spread for the six month periods ended June 30, 2010 and 2009, was 2.69% and 2.63%, respectively. Our net interest margin for the six month period ended June 30, 2010 was 3.26%, a decrease of 11 basis points from the six month period ended June 30, 2009.

The Bank recorded provisions for loan losses of $114,000 during the second quarter of 2010, compared to net recoveries of its provision for loan losses of $4,000 during the second quarter of 2009. For the six month period ended June 30, 2010, the Bank recorded provisions for loan losses of $158,000, an increase of $105,000 compared to the first six months of 2009. Our allowance for loan losses was $1.8 million at June 30, 2010, or 149.63% of our non-performing loans at such date. Stated as a percentage of total loans receivable, our allowance for loan losses was 1.06% and 1.04% at June 30, 2010 and December 31, 2009, respectively.

Our non-interest income for the second quarter of 2010 was $233,000, an increase of $127,000 from the second quarter of 2009. Customer service fees, which are primarily comprised of fees earned on transaction accounts and broker fees earned on certain loan sales, were $94,000 during the second quarter of 2010, an increase of $10,000 from the second quarter of 2009. During the second quarter of 2010, the Company realized gains of $85,000 on the sale of $2.4 million in US Agency securities and $570,000 in mortgage-backed securities. There were no such transactions recorded during the second quarter of 2009. Other non-interest income was $54,000 for the second quarter of 2010, an increase of $32,000 from the second quarter of 2009. This increase is primarily due to an increase of $29,000 in gains on residential mortgage loans sold in the secondary market. Non-interest income for the six month periods ended June 30, 2010 and 2009 was $341,000 and $309,000, respectively. During the first half of 2010, customer service fees were $159,000, a decrease of $11,000 from the first half of 2009. Gains on the sale of securities were $85,000 and $91,000 for the respective six month periods in 2010 and 2009. Other non-interest income increased by $49,000 during the six month period ended June 30, 2010 compared to the period ended June 30, 2009 due to a $50,000 increase in gains realized on the sale of residential mortgage loans.

Non-interest expense for the quarter ended June 30, 2010 was $1.8 million, a decrease of $43,000 from the quarter ended June 30, 2009. Salaries and employee benefits expense was $1.1 million for both the second quarter of 2010 and the second quarter of 2009. Occupancy expenses were $289,000 and $284,000 for the respective quarters ended June 30, 2010, and 2009. Other non-interest expense was $378,000 for the June 30, 2010 quarter, a decrease of $84,000 from the June 30, 2009 quarter. This decrease was primarily due to a $93,000 decrease in the Bank's aggregate FDIC obligations for the 2010 period compared to the 2009 period. An increase of $32,000 in the Bank's FDIC deposit insurance premium during the second quarter of 2010 compared to the second quarter of 2009 was offset by an industry-wide FDIC special assessment during the second quarter of 2009. The Bank's portion of this one-time assessment in 2009 was $125,000. Non-interest expense for the six months ended June 30, 2010 was $3.6 million, an increase of $47,000 from the six months ended June 30, 2009. Salaries and benefits expense increased by $106,000, to $ 2.3 million, during the first half of 2010 compared to the first half of 2009. This increase is primarily attributed to higher levels of base compensation and increased employee stock ownership plan expenses. Occupancy expenses were $564,000 and $553,000, respectively, for the six month periods ended June 30, 2010 and 2009.   Other non-interest expense for the first six months of 2010 was $705,000, a decrease of $70,000 from the first six months of 2009. In addition to the decrease attributed to the previously referenced reduction in aggregate FDIC obligations, the Company recognized decreases in the Louisiana bank shares tax, advertising expenses, and legal fees. For the three month and six month periods ended June 30, 2010, the Company reported efficiency ratios of 63.61% and 64.52%.

Income tax expense for the second quarter of 2010 was $318,000, an increase of $5,000 from the second quarter of 2009. For the respective six month periods ended June 30, 2010, and 2009, income tax expense was $627,000 and $715,000.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2009, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, anticipated increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	June 30,	December 31,
	2010	2009
	(unaudited)

Selected Financial and Other Data:
Total assets	$ 327,743	$ 329,779
Cash and cash equivalents	10,350	4,735
Investment securities:
Available-for-sale	36,258	35,445
Held-to-maturity	4,353	4,352
Mortgage-backed securities:
Available-for-sale	21,571	27,079
Held-to-maturity	76,297	90,194
Loans receivable, net	170,138	158,446
Deposits	187,378	188,622
FHLB advances and other borrowings	69,300	63,810
Shareholders' equity	67,204	73,348

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Selected Operating Data:
Total interest income	$ 4,087	$ 4,208	$ 8,180	$ 8,484
Total interest expense	1,476	1,591	2,960	3,182
Net interest income	2,611	2,617	5,220	5,302
Provision (recovery) for loan losses	114	(4)	158	53
Net interest income after provision for loan losses	2,497	2,621	5,062	5,249
Total non-interest income	233	106	341	309
Total non-interest expense	1,809	1,852	3,588	3,541
Income before income taxes	921	875	1,815	2,017
Income taxes	318	313	627	715
Net income	$ 603	$ 562	$ 1,188	$ 1,302

Earnings per share:
Basic	$ 0.15	$ 0.12	$ 0.29	$ 0.27
Diluted	$ 0.15	$ 0.12	$ 0.29	$ 0.27
Weighted average shares outstanding
Basic	4,042,271	4,673,130	3,973,828	4,847,071
Diluted	4,019,871	4,753,505	4,086,106	4,905,882

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Selected Operating Ratios(1):
Average yield on interest-earning assets	5.08%	5.38%	5.10%	5.40%
Average rate on interest-bearing liabilities	2.39%	2.77%	2.41%	2.77%
Average interest rate spread(2)	2.69%	2.61%	2.69%	2.63%
Net interest margin(2)	3.25%	3.34%	3.26%	3.37%
Average interest-earning assets to average
interest-bearing liabilities	130.00%	136.07%	130.44%	136.60%
Net interest income after provision
for loan losses to non-interest expense	138.03%	141.52%	141.08%	148.23%
Total non-interest expense to average assets	2.20%	2.32%	2.19%	2.21%
Efficiency ratio(3)	63.61%	68.01%	64.52%	63.11%
Return on average assets	0.73%	0.70%	0.72%	0.81%
Return on average equity	3.40%	2.80%	3.31%	3.17%
Average equity to average assets	21.52%	25.16%	21.89%	25.65%

	June 30,	At March 31,	At Dec. 31,
Asset Quality Ratios(4):	2010	2010	2009
Non-performing loans as a percent of
total loans receivable (5) (6)	0.71%	0.73%	0.63%
Non-performing assets as a percent of
total assets(5)	0.84%	0.85%	0.78%
Allowance for loan losses as a percent of
non-performing loans	149.63%	140.25%	165.60%
Allowance for loan losses as a percent of
total loans receivable (6)	1.06%	1.03%	1.04%
Net charge-offs during the period to
average loans receivable (6)(7)	0.00%	0.00%	0.15%

Capital Ratios(4):
Tier 1 leverage ratio	17.43%	17.48%	18.20%
Tier 1 risk-based capital ratio	38.06%	38.44%	40.55%
Total risk-based capital ratio	39.03%	39.39%	41.47%

(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.

(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

(7) Net charge-offs are presented on a quarterly basis.
CONTACT:  Louisiana Bancorp, Inc.
          Lawrence J. LeBon, III, Chairman, President & Chief
           Executive Officer
          John LeBlanc, SVP & Chief Financial Officer
          (504) 834-1190